Exhibit 99.1

DIGITAL ANGEL RECEIVES SPECIAL DIVIDEND OF $7.2 MILLION
FROM VERICHIP CORPORATION

SO. ST. PAUL, MN (September 2, 2008) — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it received a special dividend of approximately $7.2 million in cash from VeriChip Corporation. VeriChip previously announced that it would pay a special cash dividend of $1.35 per share on August 28, 2008, to its stockholders of record on August 18, 2008. Digital Angel owns approximately 45% of the common stock of VeriChip Corporation.

Approximately $5.8 million of the cash received from the dividend will be applied to debt repayment, with the balance to be used for working capital. As a result, the Company’s term debt will be reduced by almost half, to approximately $6.0 million, the Company said.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning system (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is an approximately 45% stockholder of VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com

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